UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CODORUS VALLEY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2428543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

105 Leader Heights Road
P.O. Box 2887
York, Pennsylvania 17405-2887
(Address of Principal Executive Offices)

2007 Long-Term Incentive Plan of Codorus Valley Bancorp, Inc.
(Full title of the plan)

Larry J. Miller President and Chief Executive Officer Codorus Valley Bancorp, Inc. 105 Leader Heights Road P.O. Box 2887 York, Pennsylvania 17405-2887 (Name and address of agent for service)	with a copy to: Kimberly J. Decker, Esquire Barley Snyder LLC 126 East King Street Lancaster, PA 17602

717-747-1519
(Telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)
Common Stock, Par value $2.50	250,000	$14.12	$3,530,000	$405

(1)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock of Codorus Valley Bancorp, Inc. registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock pursuant to Rule 416 of the Securities Act of 1933, as amended.

(2)  Estimated solely for the purpose of calculating the registration fee.

(3)  Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c). Based upon the average of the high and low prices of common stock of Codorus Valley Bancorp, Inc., as reported by Nasdaq, as of July 16, 2012  which was $14.12.

This registration statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

Codorus Valley Bancorp, Inc. (the “Company”) first filed a Registration Statement on Form S-8 (“Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the 2007 Long-Term Incentive Plan of Codorus Valley Bancorp, Inc. (the “Plan”) on June 12, 2007 (File No. 333-143682).  In that filing, the Company registered 175,000 shares of common stock for issuance under the Plan.  The foregoing Registration Statement on Form S-8 (File No. 333-143682) is incorporated by reference into this Registration Statement.

The Company is filing this Registration Statement to register an additional 250,000 shares of $2.50 par value Common Stock authorized for issuance under the terms and conditions of the Plan (as amended and restated effective February 14, 2012) and approved at the annual meeting of the Company’s shareholders on May 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 23, 2012.

Codorus Valley Bancorp, Inc.

By: /s/ Larry J. Miller
Larry J. Miller
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Each person whose signature appears below also constitutes and appoints Larry J. Miller or Harry R. Swift, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	CAPACITY	DATE

/s/ Larry J. Miller	President, Chief Executive Officer,	July 23, 2012
Larry J. Miller	Vice-Chairman of the Board of
(Principal Executive Officer)	Directors and Director

/s/ D. Reed Anderson, Esq.	Director	July 23, 2012
D. Reed Anderson, Esq.

/s/ Cynthia A. Dotzel, CPA	Director	July 23, 2012
Cynthia A. Dotzel, CPA

/s/ Dallas L. Smith	Director	July 23, 2012
Dallas L. Smith

/s/Harry R. Swift, Esq.	Secretary and General Counsel,	July 23, 2012
Harry R. Swift, Esq.	Director

/s/ Jann A. Weaver	Treasurer and Assistant Secretary	July 23, 2012
Jann A. Weaver
(Principal Financial and Accounting Officer)